UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2005

PHH CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On June 30, 2005, PHH Mortgage Corporation, a wholly-owned subsidiary of PHH Corporation (the “Company”), amended its committed mortgage repurchase facility by executing the Fourth Amended and Restated Mortgage Loan Repurchase and Servicing Agreement (the “Amended Agreement”) dated as of June 30, 2005 among Sheffield Receivables Corporation, as Purchaser, Barclays Bank PLC, New York Branch, as Administrative Agent, PHH Mortgage Corporation, as Seller and Servicer, and PHH Corporation, as Guarantor. The Amended Agreement increases the size of the committed mortgage repurchased facility from $150 million to $500 million and eliminates certain restrictions on the eligibility of underlying mortgage loan collateral.

We maintain this committed mortgage repurchase facility to finance mortgage loans originated by PHH Mortgage Corporation. This repurchase facility is collateralized by mortgage loans and is funded by a multi-seller conduit. Pursuant to the Amended Agreement, this repurchase facility has a one year term expiring in January 2006 that is renewable on an annual basis. Depending on our anticipated mortgage loan origination volume, we may increase the capacity under this repurchase facility subject to agreement with the lender.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01, Entry into Material Definitive Agreement, above is incorporated by reference in response to this Item.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

	By:	/s/ Terence W. Edwards
Name: Terence W. Edwards
Title: President and Chief Executive Officer

Dated: July 1, 2005